Exhibit 99.1

Roper Industries, Inc.

Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com

Roper Industries Announces Record Results For 2007 Fourth Quarter and Full Year

Full Year Diluted Earnings Per Share of $2.68; Sales up 24% to $2.1 Billion; Net Earnings up 29% to $250 Million; Operating Cash Flow Increases 31% to $344 Million

Sarasota, Florida, February 21, 2008... Roper Industries, Inc. (NYSE: ROP) reported record financial results for the fourth quarter and full year ended December 31, 2007.

Fourth Quarter 2007

Fourth quarter diluted earnings per share (DEPS) were $0.77, up 24% from the comparable period in the prior year. Fourth quarter net earnings increased 27% to $72 million, and net sales were $560 million, an increase of 20% from the comparable period in the prior year. Excluding acquisitions, fourth quarter sales increased 14%, including a 3% benefit from foreign exchange. Operating cash flow of $117 million in the quarter established a record for any quarter in the company’s history.

Operating profit for the fourth quarter increased 27% to $124 million, or 22.1% of net sales, up 120 basis points from the comparable period in the prior year. EBITDA in the fourth quarter increased 23% to $146 million, and represented 26.1% of net sales.

Full Year 2007

For the full year, DEPS were $2.68. Net earnings were $250 million, representing 11.9% of net sales of $2.1 billion. Excluding acquisitions, sales increased 14% for the full year, including a 2% benefit from foreign exchange. Full year operating profit was $438 million, up 30% from 2006, and operating margins expanded 100 basis points to 20.9% of net sales. Operating cash flow was $344 million, an increase of 31% from 2006.

“We are delighted that Roper once again achieved record performance in 2007 with the highest sales, orders, net earnings, EBITDA and cash flow in our history,” said Brian Jellison, Roper’s Chairman, President and CEO. “EBITDA increased $109 million in 2007 to $529 million and EBITDA margins reached 25.2%, up 50 basis points from the prior year. Internal orders grew 10% during 2007, and we finished the year with a record backlog of $532 million. The company’s book-to-bill ratio remained strong despite an unprecedented fourth quarter in 2006 driven by our Middle East tolling win. Our operating margins continued to expand with record results in the fourth quarter and the full year. We are particularly pleased that our operating people made outstanding progress in reducing net working capital. These improvements, along with strong operating performance in our businesses, led to operating cash flow of $344 million in 2007, representing 16.4% of revenue and 137% of net earnings.”

Acquisition of CBORD

Separately, Roper announced today the acquisition of The CBORD Group, Inc., the leading provider of card systems and integrated security solutions to higher education, healthcare and other markets in a transaction valued at $367 million, including $23 million in tax benefits that can be utilized over time. CBORD extends the reach of Roper’s RF segment to the education and healthcare markets, and broadens the company’s cash generation solution technologies beyond the water utility and transportation markets. Roper expects the addition of CBORD to be immediately cash accretive, to add $0.02-$0.03 to 2008 diluted earnings per share and to increase 2009 diluted earnings per share by up to $0.10. Including the acquisition of CBORD, Roper has made acquisition investments in the last twelve months totaling $474 million.

2008 Guidance

“In 2007 we continued the transformation of Roper and finished the year with exceptional strength across our businesses. With a record year end backlog, strong order growth and excellent strategic positioning, we expect a strong first quarter and another record year in 2008,” Mr. Jellison added.

Roper expects 2008 net earnings of at least $294 million and EBITDA to exceed $600 million. The company expects to achieve first quarter DEPS of $0.65-$0.67 and full year 2008 DEPS of $3.10-$3.20, including the dilutive effect of the Company’s senior subordinated convertible notes based on the company’s stock price at the end of 2007.

Table 1: EBITDA (Millions)

	Q4 2006	Q4 2007	2006	2007	2008E
Net Earnings	$57	$72	$193	$250	$294+
Add: Interest Expense	12	12	45	52	48+
Add: Income Taxes	29	39	100	134	158+
Add: Depreciation and Amortization	22	23	82	93	100+
Rounding	(1)	-	-	-	-
EBITDA	119	146	420	529	600+

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, February 22, 2007. The call can be accessed via webcast or by dialing (888) 713-3596 (US/Canada) or +1 (913) 312-0853, using access code 5877141. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 5877141.

About Roper Industries

Roper Industries is a diversified growth company with annual revenues in excess of $2.1 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)

	December 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 308,768	$ 69,478
Accounts receivable	359,808	324,514
Inventories	174,138	168,319
Deferred taxes	27,800	17,908
Other current assets	80,623	47,276
Total current assets	951,137	627,495

PROPERTY, PLANT AND EQUIPMENT, NET	107,513	107,003

OTHER ASSETS:
Goodwill	1,706,083	1,651,208
Other intangible assets, net	613,505	544,136
Deferred taxes	23,854	21,702
Other assets	51,092	43,815
Total other assets	2,394,534	2,260,861

TOTAL ASSETS	$ 3,453,184	$ 2,995,359

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 115,809	$ 96,139
Accrued liabilities	194,055	184,148
Income taxes payable	24,121	5,896
Deferred taxes	2,442	1,555
Current portion of long-term debt	331,103	299,911
Total current liabilities	667,530	587,649

NONCURRENT LIABILITIES:
Long-term debt	727,489	726,881
Deferred taxes	221,411	169,994
Other liabilities	46,948	23,996
Total liabilities	1,663,378	1,508,520

STOCKHOLDERS' EQUITY:
Common stock	910	900
Additional paid-in capital	757,318	717,751
Retained earnings	944,886	721,899
Accumulated other comprehensive earnings	108,732	68,666
Treasury stock	(22,040)	(22,377)
Total stockholders' equity	1,789,806	1,486,839

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 3,453,184	$ 2,995,359

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Net sales	$ 560,084	$ 465,484	$ 2,102,049	$ 1,700,734
Cost of sales	274,011	229,689	1,043,654	839,409

Gross profit	286,073	235,795	1,058,395	861,325

Selling, general and administrative expenses	162,264	138,530	620,041	523,672

Income from operations	123,809	97,265	438,354	337,653

Interest expense	12,238	11,623	52,195	44,801
Loss on extinguishment of debt	-	-	-	-
Other income/(expense)	(618)	(88)	(2,502)	20

Earnings before income taxes	110,953	85,554	383,657	292,872

Income taxes	38,723	28,823	133,624	99,548

Net Earnings	$ 72,230	$ 56,731	$ 250,033	$ 193,324

Earnings per share:
Basic	$ 0.81	$ 0.65	$ 2.83	$ 2.23
Diluted	$ 0.77	$ 0.62	$ 2.68	$ 2.13

Weighted average common and common
equivalent shares outstanding:
Basic	88,698	87,323	88,390	86,842
Diluted	93,916	91,572	93,229	90,880

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands)

	Twelve months ended December 31,
	2007	2006

Net earnings	$ 250,033	$ 193,324
Depreciation	31,805	29,939
Amortization	61,375	52,105
Other, net	594	(12,830)
Cash provided by operating activities	343,807	262,538

Business acquisitions, net of cash acquired	(106,942)	(352,125)
Capital expenditures	(30,107)	(32,153)
Other, net	(5,339)	(2,387)
Cash used by investing activities	(142,388)	(386,665)

Debt borrowings, net	27,600	125,663
Issuance of common stock	-	-
Dividends	(22,954)	(20,402)
Other, net	24,902	33,030
Cash provided by financing activities	29,548	138,291

Effect of exchange rate changes on cash	8,323	2,198

Net increase in cash and equivalents	239,290	16,362
Cash and equivalents, beginning of period	69,478	53,116

Cash and equivalents, end of period	$ 308,768	$ 69,478

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended December 31,				Twelve months ended December 31,
	2007		2006		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$ 166,769		$ 147,789		$ 644,436		$ 549,993
Energy Systems & Controls	155,376		110,590		516,420		343,699
Scientific & Industrial Imaging	99,121		88,983		376,163		338,906
RF Technology	138,818		118,122		565,030		468,136
Total	$ 560,084		$ 465,484		$2,102,049		$1,700,734

Gross profit:
Industrial Technology	$ 82,293	49.3%	$ 70,885	48.0%	$ 310,700	48.2%	$ 263,274	47.9%
Energy Systems & Controls	85,616	55.1%	59,906	54.2%	276,775	53.6%	186,379	54.2%
Scientific & Industrial Imaging	54,032	54.5%	50,671	56.9%	206,661	54.9%	192,396	56.8%
RF Technology	64,132	46.2%	54,333	46.0%	264,259	46.8%	219,276	46.8%
Total	$ 286,073	51.1%	$ 235,795	50.7%	$1,058,395	50.4%	$ 861,325	50.6%

Operating profit*:
Industrial Technology	$ 44,029	26.4%	$ 36,179	24.5%	$ 164,750	25.6%	$ 128,668	23.4%
Energy Systems & Controls	44,788	28.8%	31,313	28.3%	126,367	24.5%	90,390	26.3%
Scientific & Industrial Imaging	19,777	20.0%	19,782	22.2%	73,230	19.5%	72,485	21.4%
RF Technology	26,388	19.0%	18,700	15.8%	117,057	20.7%	81,068	17.3%
Total	$ 134,982	24.1%	$ 105,974	22.8%	$ 481,404	22.9%	$ 372,611	21.9%

Net Orders:
Industrial Technology	$ 160,248		$ 152,727		$ 639,348		$ 589,322
Energy Systems & Controls	149,288		115,530		525,899		346,880
Scientific & Industrial Imaging	99,735		96,038		377,653		341,178
RF Technology	149,979		162,574		575,100		511,188
Total	$ 559,250		$ 526,869		$2,118,000		$1,788,568

* Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $11,173 and $8,709 for the three months ended December 31, 2007 and 2006, respectively, and
$43,050 and $34,958 for the twelve months ended December 31, 2007 and 2006, respectively.